Exhibit J

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 49 to the Registration Statement No. 811-3723 on Form N-1A of Fidelity New York Municipal Trust, of our report dated March 7, 2003 appearing in the Annual Report to Shareholders of Spartan New York Municipal Income Fund for the year ended January 31, 2003.

We also consent to the references to us under the headings "Financial Highlights" in each Prospectus and "Auditor" in each Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
March 24, 2003